Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Phone: 919-407-7895
Fax: 919-407-5615
investorrelations@cree.com

Cree Reports Financial Results for the Fourth Quarter and Fiscal Year 2015

DURHAM, N.C., August 11, 2015 - Cree, Inc. (Nasdaq: CREE), a market leader in LED lighting, today announced revenue of $382 million for its fourth quarter of fiscal 2015, ended June 28, 2015. This represents a 12% decrease compared to revenue of $436 million reported for the fourth quarter of fiscal 2014, and a 7% decrease compared to the third quarter of fiscal 2015. GAAP net loss for the fourth quarter was $88 million, or $0.83 per diluted share, compared to GAAP net income of $30 million, or $0.24 per diluted share, for the fourth quarter of fiscal 2014. On a non-GAAP basis, net loss for the fourth quarter of fiscal 2015 was $21 million, or $0.19 per diluted share, compared to non-GAAP net income for the fourth quarter of fiscal 2014 of $51 million, or $0.42 per diluted share. During the fourth quarter of fiscal 2015, Cree recognized $84 million of costs related to the LED business restructuring that was announced on June 24, 2015. The restructuring charges included $27 million of LED revenue reserves, $11 million of LED inventory reserves and $46 million of factory capacity and overhead cost reductions. The revenue and inventory reserves are included in both the GAAP and non-GAAP results, while the capacity and overhead charges are included in the GAAP results only.

For fiscal year 2015, Cree reported revenue of $1.63 billion, which represents a 1% decrease compared to revenue of $1.65 billion for fiscal 2014. GAAP net loss was $64 million, or $0.57 per diluted share, compared to $124 million of net income, or $1.01 per diluted share, for fiscal 2014. On a non-GAAP basis, net income for fiscal year 2015 was $72 million, or $0.64 per diluted share, compared to $203 million, or $1.65 per diluted share, for fiscal 2014.

"Fiscal 2015 was a year of good progress in our Lighting and Power and RF businesses, mixed with challenges in the LED industry," stated Chuck Swoboda, Cree Chairman and CEO. "The actions we took in Q4 to restructure our LED business position us for solid revenue growth and margin expansion in fiscal 2016, driven by the strength of our commercial lighting business.”

Q4 2015 Financial Metrics
(in thousands, except per share amounts and percentages)

	Fourth Quarter
	2015	2014	Change
	(unaudited)	(unaudited)
Revenue, net	$382,157	$436,290	$(54,133)	(12)%
GAAP
Gross margin	20.1%	37.2%
Operating margin	(25.0)%	7.3%
Net (loss) income	$(87,983)	$29,849	$(117,832)	(395)%
(Loss) earnings per diluted share	$(0.83)	$0.24	$(1.07)	(446)%
Non-GAAP
Gross margin	21.0%	37.9%
Operating margin	(7.4)%	13.1%
Net (loss) income	$(20,548)	$51,286	$(71,834)	(140)%
(Loss) earnings per diluted share	$(0.19)	$0.42	$(0.61)	(145)%

•	Gross margin decreased from Q3 of fiscal 2015 to 20.1% on a GAAP basis, and decreased to 21.0% on a non-GAAP basis, primarily due to the restructuring charges.

•	Cash and investments decreased by $69 million from Q3 of fiscal 2015 to $713 million.

•	Accounts receivable, net decreased by $30 million from Q3 of fiscal 2015 to $186 million, with days sales outstanding of 44.

•	Inventory decreased by $19 million from Q3 of fiscal 2015 to $281 million and represents 83 days of inventory.

•	Cash from operations was $88 million and free cash flow was $35 million for Q4 of fiscal 2015.

Recent Business Highlights:

•	Submitted a confidential draft registration statement to the U.S. Securities and Exchange Commission for a potential initial public offering of Cree’s Power and RF business;

•	Completed the previously announced $550 million share buyback program, and announced that Cree’s board of directors approved a $500 million stock buyback authorization for fiscal year 2016;

•	Entered into a global LED chip patent cross-license agreement with Epistar, under which Cree will receive a licensing fee and royalty payments from Epistar;

•
Acquired APEI (Arkansas Power Electronics International, Inc.), a global leader in power modules and power electronics applications. The acquisition enables Cree’s Power and RF business to extend its leadership position and help to accelerate the market for high-performance, best-in-class SiC power modules;

•	Introduced Cree® WaveMaxTM Technology, an optical breakthrough that enables next generation light experiences and delivers superior value, visual performance and energy-saving potential; and

•
Launched the new Cree XLamp® XHP35 family of LEDs with 50 percent more light output than Cree’s previous highest-performing single-die LED, enabling new designs with reduced size and lower system costs.

Business Outlook:

For its first quarter of fiscal 2016 ending September 27, 2015, Cree targets revenue in a range of $410 million to $430 million, with GAAP gross margin targeted to be 31.3%+/- and non-GAAP gross margin targeted to be 32.0%+/-. Our GAAP gross margin targets include stock-based compensation expense of approximately $3 million, while our non-GAAP targets do not. GAAP operating expenses are targeted to be approximately $142 million, and non-GAAP operating expenses are targeted to be approximately $107 million. The tax rate is targeted at 25.0% for the first quarter of fiscal 2016. GAAP net loss is targeted at $16 million to $22 million, or a loss of $0.16 to $0.21 per diluted share, due to the additional restructuring costs and the estimated fair value loss based on our Lextar investment current stock price. Non-GAAP net income is targeted in a range of $19 million to $24 million, or $0.18 to $0.23 per diluted share. The GAAP and non-GAAP per diluted share targets are based on an estimated 103 million diluted weighted average shares. Targeted non-GAAP earnings exclude $0.39 per diluted share of expenses related to stock-based compensation expense, the amortization or impairment of acquisition-related intangibles, net changes associated with our Lextar investment, and charges associated with the LED business restructuring.

Quarterly Conference Call:

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the fourth quarter and fiscal year 2015 results and the fiscal first quarter 2016 business outlook, including significant factors and assumptions underlying the targets noted above.

The conference call will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Cree's website at investor.cree.com/events.cfm.

Supplemental financial information, including the non-GAAP reconciliation attached to this press release, is available on Cree's website at investor.cree.com/results.cfm.

About Cree, Inc.

Cree is leading the LED lighting revolution and making energy-wasting traditional lighting technologies obsolete through the use of energy-efficient, mercury-free LED lighting. Cree is a market-leading innovator of lighting-class LEDs, lighting products and semiconductor products for power and radio frequency (RF) applications.

Cree's product families include LED lighting systems and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and RF devices. Cree's products are driving improvements in applications such as general illumination, electronic signs and signals, power supplies and inverters.

For additional product and Company information, please refer to www.cree.com.

Non-GAAP Financial Measures:

This press release highlights the Company's financial results on both a GAAP and a non-GAAP basis. The GAAP results include certain costs, charges and expenses which are excluded from non-GAAP results. By publishing the non-GAAP measures, management intends to provide investors with additional information to further analyze the Company's performance, core results and underlying trends. Cree's management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release. Non-GAAP results are not prepared in accordance with GAAP and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Forward Looking Statements:

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated in the forward-looking statements. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including the risk that we may not obtain sufficient orders to achieve our targeted revenues; price competition in key markets; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; our ability to lower costs; the risk that customers do not maintain their favorable perception of our brand and products, resulting in lower demand for our products; the risk that retail customers may alter promotional pricing, increase promotion of a competitor's products over our products or reduce their inventory levels, all of which could negatively affect product demand; the risk that our equity method investments may experience periods of significant stock price volatility causing us to recognize fair value losses on our investment; the risk that we have an increasingly complex supply chain and its ability to scale to enable maintaining a sufficient supply of raw materials; ongoing uncertainty in global economic conditions, infrastructure development or customer demand that could negatively affect product demand, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; the risk we may be required to record a significant charge to earnings if our goodwill or amortizable assets become impaired; our ability to complete development and commercialization of products under development, such as our pipeline of improved LED chips, LED components and LED lighting products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; risks related to our multi-year warranty periods for LED lighting products; risks associated with acquisitions, divestitures or investments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 29, 2014, and subsequent reports filed with the SEC. These forward-looking statements represent Cree's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree® and XLamp® are registered trademarks, and WaveMax™ is a trademark of Cree, Inc.

CREE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(in thousands, except per share amounts and percentages)
(unaudited)

	Three Months Ended		Year Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Revenue, net	$382,157	$436,290	$1,632,505	$1,647,641
Cost of revenue, net	305,208	274,024	1,157,549	1,028,846
Gross profit	76,949	162,266	474,956	618,795
Gross margin percentage	20.1%	37.2%	29.1%	37.6%

Operating expenses:
Research and development	45,260	48,577	182,797	181,382
Sales, general and administrative	76,803	70,871	290,730	268,460
Amortization or impairment of acquisition-related intangibles	6,477	10,188	26,220	31,988
Loss on disposal or impairment of long-lived assets	44,081	909	47,722	2,690
Total operating expenses	172,621	130,545	547,469	484,520

Operating (loss) income	(95,672)	31,721	(72,513)	134,275
Operating (loss) income percentage	(25.0)%	7.3%	(4.4)%	8.1%

Non-operating (loss) income, net	(14,155)	3,922	(10,389)	13,295
Income from operations before income taxes	(109,827)	35,643	(82,902)	147,570
Income tax (benefit) expense	(21,844)	5,794	(18,851)	23,379
Net (loss) income	$(87,983)	$29,849	$(64,051)	$124,191

Diluted (loss) earnings per share	$(0.83)	$0.24	$(0.57)	$1.01

Shares used in diluted per share calculation	106,558	122,043	113,022	122,914

CREE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 28, 2015	June 29, 2014
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$713,191	$1,162,466
Accounts receivable, net	186,157	225,160
Inventories	280,576	284,780
Deferred income taxes	39,190	29,414
Prepaid expenses	29,932	22,795
Other current assets	54,851	49,276
Assets held for sale	4,353	—
Total current assets	1,308,250	1,773,891
Property and equipment, net	625,982	605,713
Goodwill	616,345	616,345
Intangible assets, net	317,154	336,423
Other long-term investments	57,595	—
Other assets	19,984	11,997
Total assets	$2,945,310	$3,344,369

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$154,038	$202,294
Accrued salaries and wages	45,415	50,527
Income taxes payable	2,035	14,848
Other current liabilities	44,208	38,986
Total current liabilities	245,696	306,655

Long-term liabilities:
Long-term debt	200,000	—
Deferred income taxes	12,174	12,173
Other long-term liabilities	21,084	35,395
Total long-term liabilities	233,258	47,568

Shareholders’ equity:
Common stock	131	149
Additional paid-in-capital	2,285,554	2,190,011
Accumulated other comprehensive income, net of taxes	5,798	11,405
Retained earnings	174,873	788,581
Total shareholders’ equity	2,466,356	2,990,146
Total liabilities and shareholders’ equity	$2,945,310	$3,344,369

CREE, INC.
FINANCIAL RESULTS BY OPERATING SEGMENT
(in thousands, except percentages)
(unaudited)

The following table reflects the results of the Company's reportable segments as reviewed by the Company's Chief Executive Officer, its Chief Operating Decision Maker or CODM, for the three months and year ended June 28, 2015 and the three months and year ended June 29, 2014. The CODM does not review inter-segment transactions when evaluating segment performance and allocating resources to each segment. As such, total segment revenue is equal to the Company's consolidated revenue.

	Three Months Ended
	June 28, 2015	June 29, 2014	Change
Lighting Products revenue	$229,139	$208,160	$20,979	10%
Lighting Products percent of revenue	60%	48%
LED Products revenue	122,231	199,520	(77,289)	(39)%
LED Products percent of revenue	32%	46%
Power and RF Products revenue	30,787	28,610	2,177	8%
Power and RF Products percent of revenue	8%	6%
Total revenue	$382,157	$436,290	$(54,133)	(12)%

	Year Ended
	June 28, 2015	June 29, 2014	Change
Lighting Products revenue	$906,502	$706,425	$200,077	28%
Lighting Products percent of revenue	55%	43%
LED Products revenue	602,082	833,684	(231,602)	(28)%
LED Products percent of revenue	37%	51%
Power and RF Products revenue	123,921	107,532	16,389	15%
Power and RF Products percent of revenue	8%	6%
Total revenue	$1,632,505	$1,647,641	$(15,136)	(1)%

	Three Months Ended
	June 28, 2015	June 29, 2014	Change
Lighting Products gross profit	$56,934	$60,573	$(3,639)	(6)%
Lighting Products gross margin	24.8%	29.1%
LED Products gross profit	8,506	90,072	(81,566)	(91)%
LED Products gross margin	7.0%	45.1%
Power and RF Products gross profit	16,163	16,271	(108)	(1)%
Power and RF Products gross margin	52.5%	56.9%
Unallocated costs	(4,654)	(4,650)	(4)	—%
Consolidated gross profit	$76,949	$162,266	$(85,317)	(53)%
Consolidated gross margin	20.1%	37.2%

	Year Ended
	June 28, 2015	June 29, 2014	Change
Lighting Products gross profit	$235,542	$197,304	$38,238	19%
Lighting Products gross margin	26.0%	27.9%
LED Products gross profit	190,912	381,003	(190,091)	(50)%
LED Products gross margin	31.7%	45.7%
Power and RF Products gross profit	67,764	60,723	7,041	12%
Power and RF Products gross margin	54.7%	56.5%
Unallocated costs	(19,262)	(20,235)	973	(5)%
Consolidated gross profit	$474,956	$618,795	$(143,839)	(23)%
Consolidated gross margin	29.1%	37.6%
Reportable Segments Description
The Company's Lighting Products segment primarily consists of LED lighting systems and bulbs. The Company's LED Products segment includes LED components, LED chips, and silicon carbide materials. The Company's Power and RF Products segment includes power devices and RF devices.
Financial Results by Reportable Segment
The Company's CODM reviews gross profit as the lowest and only level of segment profit. As such, all items below gross profit in the consolidated statements of income must be included to reconcile the consolidated gross profit presented in the preceding table to the Company's consolidated income before taxes.
The Company allocates direct costs and indirect costs to each segment's cost of revenue. The allocation methodology is based on a reasonable measure of utilization considering the specific facts and circumstances of the cost being allocated.
Certain costs are not allocated when evaluating segment performance. These unallocated costs consist primarily of manufacturing employees' stock-based compensation, expenses for profit sharing and quarterly or annual incentive plans and matching contributions under the Company 401(k) Plan.

Cree, Inc.
Non-GAAP Measures of Financial Performance

To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, Cree uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating (loss) income, non-GAAP non-operating (loss) income, net, non-GAAP net (loss) income, non-GAAP (loss) earnings per diluted share and free cash flow.
Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables included with this press release. In this press release, Cree also presents its target for non-GAAP expenses, which are expenses less stock-based compensation expense, charges for amortization or impairment of acquisition-related intangibles, asset retirement charges, net changes associated with equity method investments and charges associated with LED business restructuring.
Non-GAAP measures presented in this press release are not in accordance with or an alternative to measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cree's results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate Cree's results of operations in conjunction with the corresponding GAAP measures.

Cree believes that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, enhance investors' and management's overall understanding of the Company's current financial performance and the Company's prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value. In addition, because Cree has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in the Company's financial reporting.
For its internal budgeting process, and as discussed further below, Cree's management uses financial statements that do not include stock-based compensation expense, amortization or impairment of acquisition-related intangibles, asset retirement charges, charges associated with LED business restructuring, net changes associated with equity method investments and the income taxes associated with the foregoing. Cree's management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the Company's financial results.
As described above, Cree excludes the following items from one or more of its non-GAAP measures when applicable:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases through its ESPP. Cree excludes stock-based compensation expenses from its non-GAAP measures because they are non-cash expenses that Cree does not believe are reflective of ongoing operating results.
Amortization or impairment of acquisition-related intangibles. Cree incurs amortization or impairment of acquisition-related intangibles in connection with acquisitions. Cree excludes these items because they arise from Cree's prior acquisitions and have no direct correlation to the ongoing operating results of Cree's business.
Asset retirement charges. Cree has recognized charges for the impact of the decision to abandon or retire certain property and equipment prior to the end of their estimated useful lives. These charges also include the adjustment of a previously capitalized patent cost. Because these charges relate to assets which have been or will be retired prior to the end of their estimated useful lives, Cree does not consider these charges to be reflective of ongoing operating results.
Costs associated with LED business restructuring. Due to recent LED market trends that have resulted in higher LED average selling price erosion than previously forecasted and the continued under-utilization of the Company’s LED factories in the fourth quarter of fiscal 2015, Cree’s board of directors approved a plan to restructure the LED business. The restructuring is expected to reduce excess capacity and overhead in order to improve the cost structure moving forward. The components of the restructuring include the planned sale or abandonment of certain manufacturing equipment, facility consolidation and the elimination of certain positions. Because these charges relate to assets which have been or will be retired prior to the end of their estimated useful lives and severance costs for eliminated positions, Cree does not consider these charges to be reflective of ongoing operating results.
Net changes associated with equity method investments. The Company completed its common stock ownership investment in Lextar Electronics Corporation in the second quarter of fiscal 2015. The investment is accounted for under the equity method utilizing the fair value option. As such, changes in fair value are recognized in income, including fluctuations due to the exchange rate between the New Taiwan Dollar and the United States Dollar. Cree excludes the impact of these gains or losses from its non-GAAP measures because they are non-cash impacts that Cree does not believe are reflective of ongoing operating results. Additionally, Cree excludes the impact of dividends received on its Lextar investment as Cree does not believe it is reflective of ongoing operating results.
Income tax effects of the foregoing non-GAAP items. This amount is used to present each of the amounts described above on an after-tax basis consistent with the presentation of non-GAAP net (loss) income.
Cree expects to incur stock-based compensation expense, amortization or impairment of acquisition-related intangibles, asset retirement charges, charges associated with LED business restructuring and net changes associated with equity method investments in future periods, including income taxes associated with all of the foregoing. In addition to the non-GAAP measures discussed above, Cree also uses free cash flow as a measure of operating performance. Free cash flow represents operating cash flows less net purchases of property and equipment and patent and licensing rights. Cree considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, which can then be used to, among other things, invest in Cree's business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the Company's cash balance for the period.

CREE, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share amounts and percentages)
(unaudited)

Non-GAAP Gross Margin

	Three Months Ended		Year Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
GAAP gross profit	$76,949	$162,266	$474,956	$618,795
GAAP gross margin percentage	20.1%	37.2%	29.1%	37.6%
Adjustments:
Stock-based compensation expense	3,325	2,996	12,838	11,353
Non-GAAP gross profit	$80,274	$165,262	$487,794	$630,148
Non-GAAP gross margin percentage	21.0%	37.9%	29.9%	38.2%

Non-GAAP Operating (Loss) Income

	Three Months Ended		Year Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
GAAP operating (loss) income	$(95,672)	$31,721	$(72,513)	$134,275
GAAP operating income percentage	(25.0)%	7.3%	(4.4)%	8.1%
Adjustments:
Stock-based compensation expense:
Cost of revenue, net	3,325	2,996	12,838	11,353
Research and development	3,728	3,939	16,521	15,392
Sales, general and administrative	7,988	8,489	34,940	34,941
Total stock-based compensation expense	15,041	15,424	64,299	61,686
Amortization or impairment of acquisition-related intangibles	6,477	10,188	26,220	31,988
Asset retirement charges	—	—	3,139	—
Costs associated with LED business restructuring	45,981	—	45,981	—
Total adjustments to GAAP operating income	67,499	25,612	139,639	93,674
Non-GAAP operating (loss) income	$(28,173)	$57,333	$67,126	$227,949
Non-GAAP operating (loss) income percentage	(7.4)%	13.1%	4.1%	13.8%

Non-GAAP Non-Operating (Loss) Income, net

	Three Months Ended		Year Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
GAAP non-operating (loss) income, net	$(14,155)	$3,922	$(10,389)	$13,295
Adjustment:
Net changes associated with equity method investments	16,689	—	20,390	—
Non-GAAP non-operating income, net	2,534	3,922	10,001	13,295

Non-GAAP Net (Loss) Income

	Three Months Ended		Year Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
GAAP net (loss) income	$(87,983)	$29,849	$(64,051)	$124,191
Adjustments:
Stock-based compensation expense	15,041	15,424	64,299	61,686
Amortization or impairment of acquisition-related intangibles	6,477	10,188	26,220	31,988
Asset retirement charges	—	—	3,139	—
Costs associated with LED business restructuring	45,981	—	45,981	—
Net changes associated with equity method investments	16,689	—	20,390	—
Total adjustments to GAAP net (loss) income before provision for income taxes	84,188	25,612	160,029	93,674
Income tax effect *	(16,753)	(4,175)	(24,063)	(14,800)
Non-GAAP net (loss) income	$(20,548)	$51,286	$71,915	$203,065

(Loss) earnings per share
Non-GAAP diluted net (loss) income per share	$(0.19)	$0.42	$0.64	$1.65

Shares used in diluted net (loss) income per share calculation
Non-GAAP shares used	106,558	122,043	113,022	122,914
*Estimated income tax effect is based upon the Company's overall consolidated effective tax rate for the given period.

Free Cash Flow

	Three Months Ended		Year Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Cash flow from operations	$87,555	$91,138	$181,254	$319,308
Less: PP&E spending	(47,883)	(58,943)	(206,160)	(178,557)
Less: Patents spending	(4,941)	(5,428)	(19,491)	(20,183)
Total free cash flow	$34,731	$26,767	$(44,397)	$120,568

Source: Cree, Inc.